EXHIBIT 99.1
PetMed Express, Inc. Announces Appointment of Leah Solivan to Board of Directors
Visionary founder and investor brings decades of experience building and scaling digital consumer brands

DELRAY BEACH, Fla., June 24, 2024 (GLOBE NEWSWIRE) -- PetMed Express, Inc., dba PetMeds and parent company of PetCareRx, (Nasdaq: PETS) (the "Company") today announced the appointment of Leah Solivan to the Company’s Board of Directors (“the Board”), effective June 24, 2024. Solivan brings over 20 years of experience building and scaling technology businesses to the Company’s Board. As a General Partner at Fuel Capital, she focuses on early-stage investments across a variety of sectors, including consumer technology, hardware, education, marketplaces, and retail. Her entrepreneurial acumen is exemplified by her founding of TaskRabbit in 2008, which she steered through significant growth phases before orchestrating its successful acquisition by IKEA in 2017.

“Leah’s strong digital background and proven track record of scaling technology-driven businesses from startups to billion-dollar enterprises will make her an invaluable advisor and member of our Board. Leah has demonstrated a remarkable ability to launch and grow consumer brands that deeply resonate with their target audiences. Her insights and experience will be instrumental in helping guide our strategic direction and accelerating our growth trajectory,” said Leslie C. G. Campbell, Chairman of the Board. “We are delighted to welcome her to the Board during this transformational period for the Company.”

Sandra Campos, President and CEO, commented, “We are ecstatic to welcome Leah to our Board. Her diverse experience as a consumer-centric, entrepreneurial visionary will be invaluable to our growth. Leah's strategic insight and technology acumen, combined with her passion for pets—including her beloved Maine Coon cat and equestrian pursuits—align perfectly with our commitment to providing exceptional preventive and wellness products for dogs, cats, and horses.”

“I’m excited to join the Board at this pivotal moment in the company’s journey,” said Ms. Solivan. “As the company continues to enhance its technological capabilities and deepen its understanding of consumer needs, we have a tremendous opportunity to expand our position as a trusted go-to leader in our industry. My experience as a pet owner fuels my dedication to our purpose and I’m eager to collaborate with my fellow Board members to drive growth, expand our market presence, and create lasting value for all stakeholders.”

About Leah Solivan

Ms. Solivan is currently a General Partner at Fuel Capital, a seed stage venture capital firm investing in consumer, software as a service (SaaS) and infrastructure companies. Ms. Solivan has served at Fuel Capital since July 2017.

Before Fuel Capital, Ms. Solivan created one of the most widely recognized new consumer technology brands of the past decades with TaskRabbit, the pioneering on-demand marketplace company she founded in 2008. As TaskRabbit’s CEO for eight years, Leah scaled the company into an international business with operations in 44 cities and more than $50 million in venture capital funding. In 2017, Ms. Solivan oversaw TaskRabbit’s successful sale to IKEA, the multinational home decor corporation.

Ms. Solivan began her career as a software engineer at IBM, where she worked for seven years on products including Lotus Notes and Domino.

With over twenty years of experience, Ms. Solivan is a frequent speaker on topics such as entrepreneurship, the future of work, and women in technology. Ms. Solivan’s achievements have been featured in publications including the Wall Street Journal, Wired, and Time, and Fast Company named her one of the “100 Most Creative People in Business.” Ms. Solivan holds a Bachelor of Science degree in Mathematics and Computer Science from Sweet Briar College, where she has served on the Board of Directors.

About PetMed Express, Inc.
Founded in 1996, PetMeds is a leader in the digital pet pharmacy industry. As a national online retailer, PetMeds.com and PetCareRx.com are top choices for delivering preventive and chronic symptom prescriptions and OTC medications and products through their thousands of veterinary partners and a loyal customer base. Leveraging telehealth and insurance partnerships, they offer unparalleled value and convenience to pet parents at every stage of their pets' lives, whether dogs, cats, or horses. PetMeds and PetCareRx provide a comprehensive range of medications, food products, and essential supplies through their websites, www.PetMeds.com and www.PetCareRx.com.

Forward Looking Statement
This press release may contain “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve a number of risks and uncertainties, including the Company’s ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such forward-looking statements are set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in the Company’s Annual Report on Form 10-K for the year ended March 31, 2024. The Company’s future results may also be impacted by other risk factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and periodic filings on Form 8-K. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company explicitly disclaims any obligation to update any forward-looking statements, other than as may be required by law. If the Company does update one or more forward-looking statements, no inference should be made that the Company will make additional updates with respect to those or other forward-looking statements.

Investor Contact:
ICR, LLC
John Mills
(646) 277-1254

Reed Anderson
(646) 277-1260
investor@petmeds.com